Exhibit 99.1

News Release

Investor Contact:

Taylor Hudson

+1 603.430.5397

thudson@spragueenergy.com

SPRAGUE RESOURCES LP REPORTS THIRD QUARTER 2013 RESULTS

Portsmouth, NH (November 27, 2013) – Sprague Resources LP (“Sprague”, “the Partnership”, “we”, “its”, “our”) (NYSE: SRLP) today reported its financial results for the third quarter ended September 30, 2013.

Sprague completed its initial public offering (“IPO”) on October 30, 2013 and as a result, this earnings period relates to the financial and operating results of the Partnership’s predecessor company, which are not necessarily representative of the results anticipated for the Partnership following completion of the IPO and related formation transactions.

Recent Highlights

•	On July 31, 2013, Sprague completed the purchase of a deep water refined product terminal in Bridgeport, Connecticut for $20.7 million. This facility has 13 storage tanks with a combined capacity of 1.3 million barrels for gasoline and distillate products.

•	On October 30, 2013, Sprague completed its IPO of 8,500,000 common units, representing a 42.2% limited partner interest, at a price of $18.00 per unit. Proceeds of the IPO were $153.0 million before underwriting discounts and commissions, structuring fees and estimated offering expenses.

•	On October 30, 2013, in connection with the closing of the IPO, Sprague entered into a new revolving credit agreement with a five year term. The new agreement consists of two revolving credit facilities: a $750.0 million working capital facility and a $250.0 million acquisition facility. Each facility contains an accordion of $200.0 million that may be exercised under certain conditions.

“The past few months have been an exciting time in the long history of Sprague, culminating in the successful listing of our common units on the New York Stock Exchange,” said David Glendon, President and Chief Executive Officer of Sprague Resources LP. “Our new borrowing capacity and broader access to the capital markets will provide us with increased flexibility to pursue growth opportunities and execute the next phase of our long-term strategy.”

Mr. Glendon concluded, “During the third quarter we saw increased volumes and adjusted gross margins in both the refined products and natural gas segments. Overall, we are pleased with our results and believe we are well-positioned to drive continued growth for our unitholders.”

Third Quarter 2013 Financial Summary

•	Net loss on a consolidated basis was $6.4 million for the third quarter 2013, compared to a net loss of $10.8 million for the third quarter 2012.

•	Adjusted gross margin on a consolidated basis was $38.0 million for the third quarter 2013, compared to $30.5 million for the third quarter 2012.

•	Adjusted EBITDA on a consolidated basis was $12.4 million for the third quarter 2013, compared to $7.4 million for the third quarter 2012.

Refined Products

•	Refined products volume increased 48% to 308.1 million gallons for the third quarter 2013, compared to 208.8 million gallons for the third quarter 2012. On a year-to-date basis, refined products volume rose 32% to 1.1 billion gallons compared to the nine months ended September 30, 2012.

•	Excluding Kildair, the Canadian business that is not part of Sprague’s assets or operations following the completion of the IPO, Sprague’s refined products volume increased 9% to 227.3 million gallons for the third quarter 2013, compared to 208.8 million gallons for the third quarter 2012. The increase was driven primarily by higher distillate sales as a result of the Bridgeport acquisition and additional market share gains. Excluding Kildair, on a year-to-date basis, Sprague’s refined product sales volumes increased 71.8 million gallons, or 9%, compared to the same period in 2012, with a key factor being colder weather conditions in the first three months of 2013.

•	Sprague’s refined products adjusted gross margin increased $5.7 million, or 29%, to $25.4 million for the third quarter 2013, compared to $19.7 million for the third quarter 2012. For the nine months ended September 30, 2013, Sprague’s refined products adjusted gross margin rose $22.9 million, or 41%, to $78.6 million compared to the nine months ended September 30, 2012.

•	Excluding Kildair, Sprague’s adjusted gross margin for refined products decreased $2.8 million, or 14%, for the third quarter of 2013, compared to third quarter 2012 due primarily to lower unit margins. Sprague saw unit margins for gasoline pressured by competitors with renewable volume obligations seeking to capture higher ethanol RIN values. For the nine months ended September 30, 2013, excluding Kildair, Sprague’s refined products adjusted gross margin rose $6.5 million, or 12%, primarily due to improved distillate unit margins, the reinstatement of the federal bio-fuel excise tax credit in January 2013, and colder weather in the first quarter of 2013 compared to first quarter 2012.

Natural Gas

•	Natural gas volumes increased 2% to 10.0 million MMBtu for the third quarter 2013, compared to 9.8 million MMBtu for the third quarter 2012. Natural gas sales volumes increased 8% for the nine months ended September 30, 2013, compared to the same period in 2012, with colder weather in the first quarter a key factor.

•	Natural gas adjusted gross margin increased 59% to $4.4 million for the third quarter 2013, compared to $2.8 million for the third quarter 2012, due to the continuing transition of Sprague’s customer base towards smaller commercial and industrial end users. For the nine months ended September 30, 2013, Sprague’s natural gas adjusted gross margin rose $10.0 million, or 55%, compared to the nine months ended September 30, 2012.

Materials Handling

•	Materials handling net sales decreased 7% to $7.2 million for the third quarter 2013, compared to $7.7 million for the third quarter 2012, due to a decrease in salt and windmill component handling activity, partially offset by increased asphalt handling revenue. For the nine months ended September 30, 2013, materials handling net sales decreased $2.0 million, or 8%, compared to the same period in 2012, driven primarily by a decrease in dry bulk activities including salt, gypsum, and petcoke.

•	Materials handling gross margin decreased $0.5 million, or 6%, for the third quarter 2013 compared to the third quarter 2012. For the nine months ended September 30, 2013, materials handling gross margin decreased $1.8 million, or 8%, compared to the nine months ended September 30, 2012, primarily due to a decrease in dry bulk activities and a reduction in windmill handling components.

About Sprague Resources LP

Sprague Resources LP is a master limited partnership engaged in the purchase, storage, distribution and sale of refined petroleum products and natural gas. Sprague also provides storage and handling services for a broad range of materials.

Non-GAAP Financial Measures

EBITDA

Sprague defines EBITDA as net income before interest, income taxes, depreciation and amortization. EBITDA is used as a supplemental financial measure by external users of its financial statements, such as investors, commercial banks, trade suppliers and research analysts, to assess:

•	the financial performance of the Partnership’s assets, operations and return on capital without regard to financing methods, capital structure or historical cost basis;

•	the ability of the Partnership’s assets to generate cash sufficient to pay interest on its indebtedness and make distributions to its equity holders; and

•	the viability of acquisitions and capital expenditure projects.

EBITDA is not prepared in accordance with GAAP. EBITDA should not be considered an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA excludes some, but not all, items that affect net income and operating income.

Adjusted Gross Margin and Adjusted EBITDA

Sprague defines adjusted gross margin as gross margin decreased by total commodity derivative gains and losses included in net income (loss) and increased by realized commodity derivative gains and losses included in net income (loss), in each case with respect to refined products and natural gas inventory and natural gas transportation contracts. Sprague defines adjusted EBITDA as EBITDA decreased by total commodity derivative gains and losses included in net income (loss) and increased by realized commodity derivative gains and losses included in net income (loss), in each case with respect to refined products and natural gas inventory and natural gas transportation contracts, and adjusted for the net impact of bio-fuel excise tax credits. Management believes that adjusted gross margin and adjusted EBITDA provide information that reflects its market or economic performance.

Adjusted gross margin and adjusted EBITDA are supplemental financial measures used by management to describe the Partnership’s operations and economic performance to commercial banks, trade suppliers and other credit suppliers, to assess:

•	the economic results of its operations;

•	the market value of its inventory and natural gas transportation contracts for financial reporting to its lenders, as well as for borrowing base purposes; and

•	repeatable operating performance that is not distorted by non-recurring items or market volatility.

Adjusted gross margin and adjusted EBITDA are not prepared in accordance with GAAP. Adjusted gross margin and adjusted EBITDA should not be considered as alternatives to net income, income from operations, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.

Forward Looking Statements

This press release may include forward-looking statements. These forward-looking statements involve risks and uncertainties. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in Sprague’s prospectus and filings with the United States Securities and Exchange Commission (the “SEC”), including those set forth under Item 1A, “Risk Factors” of Sprague’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2013, and as updated by any subsequent reports filed with the SEC. Sprague undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

(Financial Tables Below)

The following table presents volume, net sales, gross margin and adjusted gross margin by segment, as well as adjusted EBITDA and information on weather conditions, for the three and nine months ended September 30, 2013 and 2012. The data presented in the following table are derived from financial statements of Sprague’s predecessor for the periods presented.

The consolidated balance sheets as of September 30, 2013 and December 31, 2012 and the consolidated statements of operations for the three months and nine months ended September 30, 2013 and 2012 of Sprague’s predecessor are presented in Sprague’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2013.

For a description of how we define the non-GAAP financial measure EBITDA, adjusted EBITDA and adjusted gross margin, see above, under the caption “Non-GAAP Financial Measures.”

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
	($ and volumes in thousands)
Volumes:
Refined products (gallons)	308,135	208,782	1,073,167	810,936
Natural gas (MMBtus)	9,983	9,820	38,312	35,324
Materials handling (short tons)	538	644	1,616	1,931
Materials handling (gallons)	54,474	61,656	177,030	186,522
Other operations (short tons)	34	32	105	103

Net Sales:
Refined products	$879,691	$651,030	$3,148,743	$2,543,622
Natural gas	49,623	43,105	222,704	167,815
Materials handling	7,185	7,713	21,713	23,673
Other operations	3,776	1,845	13,888	6,189

Total net sales	$940,275	$703,693	$3,407,048	$2,741,299

Gross Margin:
Refined products	$26,119	$7,453	$82,902	$47,604
Natural gas	(8,599)	(2,278)	16,639	10,728
Materials handling	7,181	7,660	21,700	23,464
Other operations	1,000	369	3,369	1,237

Total gross margin	$25,701	$13,204	$124,610	$83,033

Adjusted Gross Margin:
Refined products	$25,447	$19,692	$78,593	$55,691
Natural gas	4,415	2,773	28,401	18,356
Materials handling	7,181	7,660	21,700	23,464
Other operations	1,000	369	3,369	1,237

Total adjusted gross margin	$38,043	$30,494	$132,063	$98,748

Calculation of Adjusted Gross Margin:
Total gross margin	$25,701	$13,204	$124,610	$83,033
Deduct: total commodity derivative (gains) losses included in net income (loss)(1)	23,051	31,086	21,200	26,759
Add: realized commodity derivative gains (losses) included in net income (loss)(1)	(10,709)	(13,796)	(13,747)	(11,044)

Total adjusted gross margin (2)	$38,043	$30,494	$132,063	$98,748

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
	($ and volumes in thousands)
Reconciliation to Net (Loss) Income:
Gross margin	$25,701	$13,204	$124,610	$83,033

Operating costs and expenses not allocated to operating segments:
Operating expenses	12,844	10,287	40,444	32,393
Selling, general and administrative	12,633	9,870	39,689	32,370
Depreciation and amortization	4,034	2,493	12,471	7,458

Total operating costs and expenses	29,511	22,650	92,604	72,221

Operating (loss) income	(3,810)	(9,446)	32,006	10,812
Loss on impairment of assets	—	—	—	(529)
Other (expense) income	(215)	(134)	601	(134)
Interest income	261	130	521	438
Interest expense	(7,207)	(4,855)	(21,846)	(16,273)
Income tax (provision) benefit	4,560	6,908	(6,078)	3,203
Equity in net loss of foreign affiliate	—	(3,361)	—	(1,009)

Net (loss) income	$(6,411)	$(10,758)	$5,204	$(3,492)

Reconciliation of EBITDA to net (loss) income:
Net (loss) income	$(6,411)	$(10,758)	$5,204	$(3,492)
Add/(deduct):
Interest expense, net	6,946	4,725	21,325	15,835
Tax (benefit) expense	(4,560)	(6,908)	6,078	(3,203)
Depreciation and amortization	4,034	2,493	12,471	7,458

EBITDA (2)	$9	$(10,448)	$45,078	$16,598

Deduct: total commodity derivative (gains) losses included in net income (loss)(1)	23,051	31,086	21,200	26,759
Add: realized commodity derivative gains (losses) included in net income (loss)(1)	(10,709)	(13,796)	(13,747)	(11,044)
Add/(deduct): Bio-fuel excise tax credits (3)	—	601	(5,021)	3,693

Adjusted EBITDA (2)	$12,351	$7,443	$47,510	$36,006

Other Data:
Normal heating degree days(4)	204	204	4,432	4,470
Actual heating degree days	211	163	4,288	3,699
Variance from normal heating degree days	3.4%	(20.1)%	(3.2)%	(17.2)%
Variance from prior period actual heating degree days	29.4%	40.5%	15.9%	(15.2)%

(1)	Both total commodity derivative gains and losses and realized commodity derivative gains and losses include amounts paid to enter into settled contracts.
(2)	For a discussion of the non-GAAP financial measures EBITDA, adjusted EBITDA and adjusted gross margin, see above under the caption “Non-GAAP Financial Measures.”
(3)	On January 2, 2013, the federal government enacted legislation that reinstated an excise tax credit program available for certain of our bio-fuel blending activities. This program had previously expired on December 31, 2011 and was reinstated retroactively to January 1, 2012. During the nine months ended September 30, 2013, we recorded federal excise tax credits of $5.0 million related to our bio-fuel blending activities that had occurred during the year ended December 31, 2012. These credits have been recorded as a reduction of cost of products sold and, therefore, resulted in an increase in adjusted gross margin for the nine months ended September 30, 2013. This adjustment reflects the effect on our adjusted EBITDA had these credits been recorded in the period in which the blending activity took place.
(4)	As reported by the NOAA/National Weather Service for the New England oil home heating region over the period of 1981-2010.